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                                                                Exhibit 99(d)(2)

                                  WAIVER LETTER


                                                                     May 7, 2001

BNP Paribas
16, Boulevard des Italiens
75009 Paris, France

Ladies and Gentlemen:

         Reference is made to the Standstill and Governance Agreement, dated as of November 1, 1998 (as amended, supplemented or otherwise modified from time to time, the "Standstill Agreement"), between BancWest Corporation (formerly known as First Hawaiian, Inc.), a Delaware corporation (the "Company"), and BNP Paribas (formerly known as Banque Nationale de Paris), a societe anonyme or limited liability banking corporation organized under the laws of the Republic of France ("BNP"). Capitalized terms not otherwise defined in this Waiver Letter have the same meanings as specified in the Standstill Agreement.

         A. PRELIMINARY STATEMENTS

         1. Pursuant to Article II of the Standstill Agreement, until November 1, 2002, BNP is subject to certain Acquisition Restrictions which restrict its ability to, among other things, acquire or propose to acquire additional Voting Securities of the Company or make or effect a Company Transaction Proposal.

         2. The Executive Committee heretofore created a special committee of Independent Directors (the "Special Committee") and on May 3, 2001 granted it full authority to, among other things, respond to exploratory discussions with respect to the possibility of BNP making a Business Combination Proposal and, if so, the possible terms thereof.

         3. By letter dated May 4, 2001 to the Special Committee, BNP submitted a Business Combination Proposal in accordance with a waiver granted pursuant to
Section 6.5 of the Standstill Agreement.

         4. On May 6, 2001 the Special Committee met (the "Special Committee Meeting") and unanimously determined that the Business Combination Proposal set forth in BNP's May 4 letter and the proposed form of Agreement and Plan of Merger included therewith (the "Merger Agreement") submitted by BNP to the Special Committee on that date is fair to and in the best interests of the Company and the holders of the Company Common Stock. The Special Committee accordingly recommended unanimously that the Board of Directors approve the Merger Agreement.

         5. At the Special Committee Meeting, the Special Committee unanimously determined to recommend to the Board of Directors the waiver of Article II of the Standstill Agreement
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solely to the extent necessary to allow BNP to enter into the Merger Agreement with the Company and to take all actions contemplated thereby and necessary to consummate the transactions contemplated therein.

         6. On May 7, 2001 the full Board of Directors met and determined, by a unanimous vote of the Independent Directors (constituting a majority of the entire Board of Directors), that the Business Combination Proposal contained in the Merger Agreement is fair to and in the best interests of the Company and the holders of the Company Common Stock and accordingly determined to approve the Merger Agreement.

         B. WAIVER

         1. Based upon the foregoing determinations of the Special Committee and of the Board of Directors, directors constituting a majority of the Board of Directors, acting pursuant to Section 6.5 of the Standstill Agreement, have approved this letter, and by its signature below, the Company hereby waives
Article II of the Standstill Agreement solely to the extent necessary to allow BNP to enter into the Merger Agreement with the Company and to take all actions contemplated thereby and necessary to consummate the transactions contemplated therein.

         2. It is further understood and agreed that any disclosure made by BNP in accordance with and as required by the Exchange Act, or other applicable law, with respect to the matters covered or contemplated by the Merger Agreement shall not constitute a violation of the Standstill Agreement, provided that such disclosures are made consistent with the terms of the Merger Agreement.

         3. In the event of any termination of the Merger Agreement prior to the Effective Time (as such term is defined therein) the waiver provided hereby from the restrictions of the Standstill Agreement shall immediately, and without the need for any action by or notice to any person, terminate and be of no further force or effect.

         C. MISCELLANEOUS

         The waiver set forth herein is limited in effect, shall apply only as expressly set forth herein and shall not constitute or be deemed to be a waiver of or consent under any other provision of the Standstill Agreement or to any Business Combination Proposal other than that set forth in the Merger Agreement. The Standstill Agreement shall otherwise remain in full force and effect in all respects.

         This Waiver Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document. Delivery of an executed counterpart of a signature page to this Waiver Letter by telecopier shall be effective as delivery of a manually executed counterpart of this Waiver Letter.
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         This Waiver Letter shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law.

                                              BANCWEST CORPORATION


                                              By: /s/ Walter A. Dods, Jr.
                                                  ________________________
                                              Name: Walter A. Dods, Jr.
                                              Title: Chief Executive Officer



Agreed to as of the date first above written:

BNP PARIBAS


By: _________________________
Name:
Title:
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         This Waiver Letter shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law.

                                              BANCWEST CORPORATION


                                              By: _____________________________
                                              Name:
                                              Title:



Agreed to as of the date first above written:

BNP PARIBAS


By: /s/ Pierre Mariani
    ____________________
Name: Pierre Mariani
Title: Head of International Retail Banking